EXHIBIT 10.18


THE SYMBOL '*' IS USED THROUGHOUT THIS EXHIBIT TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

                        LICENSE AND COOPERATION AGREEMENT

This License and Cooperation Agreement (the "Agreement") is made and is effective as of this date of April 16, 1998 ("Effective Date"), between

         Merz + Co. GmbH & Co., a company organized under the laws of Germany, with its principal place of business at Eckenheimer Landstrase 100-104, 60318 Frankfurt a. M., Germany ("Merz"),

and

         Neurobiological Technologies Inc., a company organized under the laws of the State of Delaware, U.S.A., with its principal place of business at 1387 Marina Way South, Richmond, CA 94804, U.S.A., ("NTI"),

and

         Children's Medical Center Corporation, a non-profit organization organized under the laws of the State of Massachusetts with its principal place of business at 300 Longwood Avenue, Boston, Massachusetts, U.S.A., ("CMCC"),

in reference to the following facts:

A. Merz holds certain patent rights for the use of Memantine to treat cerebral ischemia and dementia relating to Alzheimer's disease (as further defined in Exhibit B of this Agreement), and is further developing Memantine for the treatment of dementia and other diseases.

B. NTI is the licensee of certain patent rights in Memantine for the treatment of neuropathic pain and AIDS related dementia and of other patent rights pertaining to Memantine licensed by CMCC on an exclusive basis in the field of use as defined in the Exclusive License Agreement entered into on September 11, 1995 between CMCC and NTI (hereinafter referred to as the "Exclusive License Agreement").

C. CMCC is the owner of certain patent rights to be further specified in Exhibit A, including patent rights in Memantine for the treatment of neuropathic pain and AIDS related dementia.

D. In view of the cooperation between the parties under this Agreement, which will succeed the Exclusive License Agreement, CMCC and NTI will terminate their Exclusive License Agreement on the Effective Date of the Agreement, without any further obligations under that Exclusive License Agreement. CMCC and NTI will grant mutual releases with respect to any obligations under the Exclusive License Agreement. The termination of the Exclusive License Agreement shall be a condition precedent to Merz' obligation to execute and perform this Agreement.

E. CMCC desires to have the CMCC Patents, as hereinafter defined, utilized in the public interest and is willing to grant a license thereunder on the terms and conditions herein.

F. NTI and Merz desire to combine their efforts to most efficiently market and license the Products in the Territory (as hereinafter defined) in accordance with the terms and conditions of this Agreement.

G. The parties believe that the cooperation among the parties as provided under this Agreement is in their best interest and is the most efficient and effective way to commercialize the CMCC Indications and the Merz Indication as hereinafter defined.

         Now, therefore, in consideration of the promises and the mutual covenants contained herein, the parties agree as follows:

Article 1 - Definitions

1.1 "CMCC Indications" shall mean the use of the Product within the scope of the CMCC Patents.

1.2 "CMCC Patents" shall mean all of the following intellectual property rights:

     (i) The United States and foreign patents and/or patent applications listed in Exhibit A hereto, including any patents or patent applications, divisionals and continuations thereof;

     (ii) The United States and foreign patents issued from the applications listed in Exhibit A hereto and from divisionals and continuations of those applications;

     (iii) Claims of United States and foreign continuation-in-part applications, and resulting patents, which relate to subject matter specifically described in the United States and foreign patent applications described in Exhibit A hereto;

     (iv) Claims of all after filed foreign patent applications, and of the resulting patents, which relate to subject matter specifically described in the United States patent

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

and/or patent applications described in subparagraphs (i), (ii) or (iii) of this
Article 1.2; and

     (v) Any reissues, divisionals, amendments or extensions of the United States or foreign patents described in subparagraphs (i), (ii), (iii) or (iv) of this Article 1.2.

It is further understood that certain patents listed in Exhibit A hereto related to nitrosylating compositions, including nitrosomemantine, are not included in the CMCC Patents.

1.3 "Confidential Information" shall mean and include any and all data and information not in the public domain, including know-how and trade secrets relating to, or contained or embodied in the products, technology, services, business, finances, or affairs of any party. Confidential Information may be communicated orally, visually, in writing or in any other recorded or tangible form. Subject to the provisions set forth in Article 12.1 with respect to CMCC, all data and information hereunder will be considered to be Confidential Information (i) if the disclosing party has marked them as such, (ii) if the disclosing party has, orally or in writing, advised the receiving party of their confidential nature, or (iii) if, due to their character or nature, a reasonable person in a like position and under like circumstances would treat them as confidential.

1.4 "Compound" shall mean any raw material necessary for the manufacturing of the Products.

1.5 "First Commercial Sale" shall mean the date on which Merz first sells bulk Memantine, Products, or finished Products to a Marketing Partner or to any other Person for any of the Indications governed by this Agreement in a particular jurisdiction or receives Royalty Income from any Marketing Partner with respect to the sale of the Products in a particular jurisdiction.

1.6 "Indication" shall mean the use of the Product for potential diagnosis and treatment of diseases and conditions in human beings, except for ophthalmologic diseases.

1.7 "Intellectual Property Rights" shall mean and include all patents, copyrights, trademarks, trade names, or any other proprietary rights which the parties may own, adopt, use or register and which relate to, are embodied in, or are associated with any of the Products and/or any applications or registrations therefor.

1.8 "Marketing Partner(s)" shall mean any other Person with whom Merz enters into an agreement for the development, manufacture, marketing and/or distribution of the Products for any of the CMCC Indications and/or the Merz Indication.

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

1.9 "Merz Indication" shall mean the use of the Product for potential treatment of dementia relating to Alzheimer's disease.

1.10 "Merz Patents" shall mean the patent rights listed in Exhibit B hereto.

1.11 "Person" shall mean and include any individual, corporation, trust, estate, partnership, joint venture, company, association, governmental bureau or agency, or other entity regardless of its type or nature.

1.12 "Product(s)" shall mean (i) Memantine for the Indications neuropathic pain, AIDS related dementia and any other Indications developed or patented by CMCC and/or NTI, or licensed to CMCC and/or NTI, (ii) any other adamantan derivative developed and/or patented by CMCC and/or NTI and/or licensed to CMCC and/or NTI for the Indication neuropathic pain, AIDS related dementia and/or other neurological/neuropsychiatric Indications, (iii) any combination product which includes Memantine developed or patented by CMCC and/or NTI and/or licensed to CMCC and/or NTI, and (iv) Memantine for the Indication of dementia relating to Alzheimer's disease, as developed by the parties heretofore and in the future.

1.13 "Representative" shall mean all partners, shareholders, officers, directors and employees of a party to this Agreement.

1.14 "Royalty Income" shall mean any royalty income derived from any license, development and/or marketing agreement for Products between Merz and any Marketing Partner as contemplated in this Agreement; provided, however, that "Royalty Income" shall not include any revenues from the supply and sale of Compound to any such Marketing Partner as set forth in Article 9 hereof, and shall not include any down-payments, lump-sum payments and/or milestone payments as specified in Article 8.5 hereof.

1.15 "Territory" shall mean the worldwide territory, unless otherwise expressly specified in this Agreement.

1.16 "Trademark" shall mean the designs, logos, marks, names and service marks used for the Product.

Article 2 - Representation and Warranties

Each party represents and warrants:

2.1 That it possesses full power and authority to enter into this Agreement and to perform the obligations hereunder;

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

2.2 That its Representative whose signature is affixed hereto has been fully authorized to sign this Agreement;

2.3 That upon its Effective Date, the provisions of this Agreement shall constitute its legal, valid and binding obligations enforceable in accordance with these terms;

2.4 That it has no agreement with any other Person nor any other conflict that would preclude it from fully complying with its obligations under this Agreement and/or any applicable law or regulations, and that all required consents of any and all third parties, if any, to enter into this Agreement and perform the obligations hereunder, have been obtained prior to the execution of the Agreement; provided, however, that the parties hereby acknowledge that no party has obtained any approval by or from the United States Food and Drug Administration for the sale, distribution and/or use of the Products in the Territory prior to the execution of this Agreement. Each party shall, at its sole expense, defend and hold one or both of the other parties and its Representatives harmless from any liabilities or actions brought against one or both of the other parties, if and to the extent such liabilities or actions are based on a claim that (i) the first party breached an agreement with any other Person for the marketing and licensing of the Product, or (ii) the first party misappropriated any trade secret or improperly disclosed any Confidential Information of any other Person; and

2.5 Without limiting the generality of the foregoing, CMCC hereby specifically represents and warrants that as of the Effective Date, to the best knowledge of the CMCC Technology Transfer Office, it alone owns the CMCC Patents, and that the CMCC Patents (i) have been duly registered as described in Exhibit A hereof, and (ii) have not been abandoned. CMCC further warrants and represents that the CMCC Technology Transfer Office has no knowledge of any pending or threatened claims of infringement and has not received any notice of any claim of infringement from any third party regarding the use of Memantine or any adamantan derivatives.

Article 3 - Purpose and Scope of Cooperation

3.1 The purpose of the cooperation among the parties is [the performance of clinical trials, securing of regulatory approval, and] the development and commercialization of Products within the Territory, including but not limited to the marketing and licensing of the parties' respective Intellectual Property
Rights for the manufacture, distribution, sale and use of the Products throughout the Territory in accordance with the terms and conditions of this Agreement. In furtherance of this purpose, Merz shall be responsible for identifying one or more suitable Marketing Partners for the Products in the Territory in accordance with Article 3.2.

3.2 The Parties hereby agree that one (1) suitable Marketing Partner for the Merz Indication and the CMCC Indications should be identified. The parties hereby expressly acknowledge that in view of the anticipated market share and the amount of the currently available pre-clinical and clinical data, the search for a suitable Marketing Partner will initially focus on a Marketing Partner for the development and marketing of Memantine for the Merz Indication; provided, however, that all reasonable efforts shall be made to find one (1) Marketing Partner for all Indications covered by this Agreement, in accordance with
Article 10 hereof. If, despite Merz' reasonable commercial efforts, it is not possible to find one (1) Marketing Partner for the development of all such Indications, commercially reasonable efforts shall be employed to cooperate with such Marketing Partner to identify one or more additional Marketing Partners for the development of Memantine for the other Indications, in accordance with
Article 10 hereof.

3.3 The parties acknowledge that it is in their best interest to expeditiously pursue the marketing and licensing opportunities for the Products in the Territory as set forth in this Agreement. Merz and NTI will therefore commit sufficient personnel, efforts and resources to this cooperation project to achieve the objectives of this Agreement, as reasonably determined by Merz.

3.4 Subject to Articles 7.3 and 10.1 and notwithstanding Article 3.1 hereof, nothing in this Agreement shall be construed to impose on any one of the parties the obligation to (i) perform joint development work with respect to the Products or any derivatives of the Products; (ii) assist any of the other parties in obtaining financing and funding for its research and development work; or (iii) engage in any sales activities for the Products in the Territory other than the activities expressly set forth in this Agreement.

3.5 The relationship of the parties established by this Agreement is one of independent contractors, and nothing in this Agreement shall be construed as giving any one of the parties the power to direct or control the daily activities of any other party, to constitute the parties as principal and agent, employer and employee, or partners. Neither one of the parties shall have any right, power or authority to act on behalf of, or bind, any of the other parties, and neither one of the parties shall represent to any third party that it has such right, power or authority, except as contemplated herein.

Article 4 - License Grant

4.1 Subject to the provisions of this Article 4.1 and Articles 4.4 and 4.5 hereof, CMCC hereby grants to and Merz hereby accepts from CMCC the exclusive and fully transferable and/or sublicenseable license to CMCC Patents, as listed in Exhibit A hereto, to develop, make, have made, use and market the Products in the Territory in accordance with the terms and conditions described in this Agreement. Subject to Article 10 hereof, Merz shall have the right, at its sole option, to further research and develop, or to conduct or have conducted further clinical studies, regarding Memantine for the CMCC Indications. Merz shall use its commercially reasonable efforts to require any Marketing

Partner who manufactures Products as they pertain to the CMCC Indications for the sale in the United States of America to substantially manufacture such Products in the United States of America. Notwithstanding the exclusive license granted to Merz under this Article 4.1, Merz hereby acknowledges that CMCC has granted a license to Allergan to utilize certain of the CMCC Patents solely in connection with Indications for ophthalmologic diseases. The license granted hereunder shall not be construed to confer upon Merz by implication, estoppel, or otherwise any rights as to any technology not governed by CMCC Patents.

4.2 NTI hereby grants an exclusive and fully transferable or sublicenseable license to Merz, and Merz hereby accepts such license, to use all of NTI's Confidential Information related to and/or required for the commercial exploitation of the Products in the Territory; provided, however, that such license shall not include any Confidential Information relating to the general business information and financial information of NTI.

4.3 Subject to the obligations set forth in Article 10.1 hereof, Merz shall have the right to engage NTI's services to further research and develop and to conduct further clinical studies on Memantine for the CMCC Indications on terms to be mutually agreed upon.

4.4 Notwithstanding anything herein to the contrary, CMCC shall retain a royalty-free, non-exclusive, irrevocable license to practice, and to sublicense other non-profit organizations to practice, the CMCC Patents it owns for non-commercial research purposes only. Merz shall not assert any claim of infringement of the Merz Patents against CMCC or any such non-profit organization, sublicensed by CMCC pursuant to this Article 4.4, provided that the CMCC Patents are utilized for non-commercial research purposes only.

4.5 Notwithstanding the provisions of Article 4.1 hereof, the license granted hereunder to Merz shall be subject to the rights of the United States government, if any, under Public Laws 96-517, 97-226, and 98-620, codified at 35 U.S.C. sec. 200-212 and regulations promulgated thereunder.

Article 5 - Merz' Responsibilities and Obligations

5.1 Merz shall have the exclusive right and the obligation to use commercially reasonable efforts to promote and market the Products for the Merz Indication as well as the CMCC Indications in the Territory and to identify one or more Marketing Partners for the development of these Indications in accordance with Articles 3.2 and 10.3 hereof.

5.2 The parties hereby expressly acknowledge that Merz has entered into marketing arrangements, license agreements and/or has business plans for the marketing, licensing and commercial exploitation of the Products for the Merz Indication in [*] and that the rights conferred upon Merz' licensees under those marketing and/or license agreements shall remain unaffected by this Agreement. Notwithstanding the inclusion of the foregoing countries in the Territory and subject to Exhibit C, Merz shall have no obligation whatsoever hereunder to NTI and/or CMCC, including the sharing of Royalty Income, down-payments, lump-sum payments and/or milestone payments, with respect to any such marketing, licensing or the commercial exploitation of Products for the Merz Indication, in any of the foregoing countries.

5.3 Merz shall have the right to refer to this  cooperation  in connection  with its negotiation of development, licensing and marketing agreements with Marketing Partners for Products for the Merz Indication and/or the CMCC Indications as provided for in this Agreement.

5.4 Merz hereby acknowledges that CMCC has licensed certain of the CMCC Patents to Allergan for use solely in the ophthalmologic field of use. It is the intent of CMCC that each of Merz and Allergan focus its commercial development efforts within its respective field of use. Merz has requested that CMCC provide Merz with the name, address, and description of the field of use of Allergan and the name and telephone number of the principal contact of Allergan within thirty
(30) days of the Effective Date. Merz and CMCC agree that the provisions of Exhibit E hereto shall govern the interaction and communication between Merz and Allergan. To ensure that both Merz and Allergan are aware of these reciprocal provisions, CMCC shall make a copy of this Article 5.4 and Exhibit E available to Allergan, and CMCC shall provide copies of the corresponding provisions of its agreement with Allergan available to Merz, within twenty (20) days after the Effective Date.

Article 6 - CMCC's Responsibilities and Obligations

6.1 CMCC hereby authorizes NTI to provide Merz with any CMCC Confidential Information pertaining to and relevant for the commercial exploitation of the patent rights in Memantine for the CMCC Indications as previously provided by CMCC to NTI.

6.2 CMCC shall not, through its Technology Transfer Office or Public Affairs Office, or in any other official communication, without the prior written consent of Merz, (i) provide any information to any other Person regarding the capabilities, performance or use of the Products for any of the CMCC Indications; or (ii) make any representations to any other Person that Merz and/or the Marketing Partner has endorsed, warranted or guaranteed the Products for any of the CMCC Indications.

Article 7 - NTI's Responsibilities and Obligations

7.1 Subject to the provisions of this Agreement, NTI shall use commercially reasonable efforts, consistent with its financial and technical resources, to actively support Merz in the marketing of the Products in the Territory to Marketing Partners and licensees, including but not limited to (i) evaluating marketing and licensing opportunities; (ii) initiating contacts with potential Marketing Partners, and
(iii) upon Merz' request, assisting in the negotiation of marketing and licensing agreements.

7.2 NTI shall provide to Merz within thirty (30) days of the Effective Date a data package with all Confidential Information pertaining to and relevant for the commercial exploitation of the CMCC Patents in Memantine and/or any other adamantan derivatives for the CMCC Indications developed by NTI, including any Confidential Information heretofore or hereafter provided by CMCC to NTI pertaining to the CMCC Indications. NTI shall further provide Merz with periodic updates relating to any further research and development and/or improvement regarding the Products pursuant to Article 10 hereof. NTI hereby agrees that Merz shall have the right of access to, review and use of any and all Confidential Information of NTI relevant in the context of any required regulatory product approval (e.g., NDAs) provided, however, that NTI shall not be required to disclose any of its financial data to Merz.

7.3 NTI shall, upon Merz' request, provide Merz with reasonable assistance in connection with any applications for any required regulatory approvals for the Products in any country within the Territory.

Article 8 - License Fees and Profit Sharing

8.1 In consideration for the rights licensed by CMCC to Merz under Article 4.1 of this Agreement Merz shall pay to CMCC US $[*] (US Dollars [*]) as a one-time lump-sum license fee. The payment shall be due within five (5) business days of the signing of this Agreement by the last party and shall be made via wire transfer to the bank account of CMCC with [*](ABA # [*]), Account No. [*], Account Name: [*]; Contact: [*] (Tel. No. [*]).

8.2 Merz shall also pay US $2,100,000 (US Dollars Two Million One Hundred Thousand) to NTI for the license granted to Merz relating to NTI's Confidential Information pursuant to Article 4.2 and the waiver of its licensee rights under the Exclusive License Agreement, provided, however, that any such payment shall be conditioned upon NTI delivering to Merz a board resolution approving this Agreement. The payment shall be due within five (5) business days of the execution of this Agreement by the last party and shall be made via wire transfer to the bank account of NTI with [*] (ABA # [*]), Account No. [*].

8.3 Merz acknowledges and agrees that the payments payable to CMCC and NTI under
Article 8.1 and 8.2 respectively are in addition to any share of Royalty Income payable to CMCC and NTI by Merz hereunder.

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

8.4 In consideration for the rights conveyed and the obligations undertaken hereunder by each one of the parties, each party shall be entitled to a percentage share in the Royalty Income derived from the marketing and licensing of Products for the Indications governed by this Agreement as set forth in Exhibit C attached hereto. Payment of the percentage share of Royalty Income, if any, due to CMCC and NTI shall be paid by Merz to CMCC and NTI respectively within thirty (30) days of the end of each calendar quarter by wire transfer to the bank accounts of CMCC and NTI respectively.

8.5 Merz shall pay to CMCC an amount equal to [*]% and to NTI an amount equal to [*]%, the aggregate of which shall not exceed [*] ([*])%, of all down-payments, lump-sum payments and milestone payments, other than Royalty Income, received by Merz pursuant to any licensing, development and marketing agreement entered into with any Marketing Partner for Products pursuant to this Agreement. The amounts payable by Merz to CMCC and NTI under this Article 8.5 shall be paid within thirty (30) days after the end of the calendar quarter in which such payments were received by Merz.

8.6 All amounts payable to CMCC and NTI shall be paid in United States Dollars (US$) and shall be paid to the accounts specified in Article 8.1 and 8.2 respectively. For purposes of determining the amounts payable with respect to any Royalty Income or any other amount payable by Merz to NTI and CMCC under
Article 8.5, which Merz has not received in United States Dollars, the currency conversion shall be made by using the average of the exchange rate between the United States Dollars and the currency in which Royalty Income or other income under Article 8.5 was received by Merz prevailing at Deutsche Bank during the last calendar quarter prior to the due date of the payment.

8.7 In the event that any amount payable to CMCC and/or NTI hereunder is not paid on the due date as provided herein, such overdue amount shall bear interest at the rate of [*] ([*])% per year or the maximum amount permitted by law, whichever is less, until such time such overdue amount has been paid.

8.8 Merz shall furnish CMCC and NTI with a report on a quarterly basis, including the information listed in Exhibit D hereof. Each report shall be submitted to CMCC and NTI along with the amounts payable, if any, to CMCC and NTI respectively under Article 8.4. Merz shall keep full, true and accurate books of account in accordance with generally accepted accounting principles to enable CMCC and NTI to ascertain the payments made by Merz to NTI and CMCC under this Agreement. Said books of account shall be kept at Merz' principal place of business for a period of at least five (5) years following the end of the calendar year to which they pertain. CMCC and NTI shall have the right, at their own expense, to audit such books of account to the extent they pertain to payments made pursuant to this Agreement and to the extent necessary to verify the reports provided by Merz to CMCC and NTI hereunder.

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

Article 9 - Supply of Compound, Bulk Memantine and Finished Products

9.1 In the event that Merz supplies and sells the Compound, directly or indirectly, to one or more Marketing Partners for use in the manufacturing of any of the Products for any or all Indications governed by this Agreement, the parties hereby expressly acknowledge and agree that any and all revenues derived by Merz from the sale of such Compound shall be solely for the benefit of Merz, and Merz shall not be obligated to share any such revenues with any of the other parties to this Agreement; provided, however, that, subject to the provisions of
Article 5.2 hereof, if the price for the Compound specified in Merz' supply agreement with such Marketing Partner exceeds [*] existing at the time of the execution of this Agreement, Merz shall pay to CMCC and NTI their respective share of the excess revenue as defined hereafter in accordance with the allocation of Royalty Income as set forth in Article 8.4 and Exhibit C of this Agreement. For purposes of this Article "excess revenues" shall mean the difference between [*]. Merz shall (i) furnish CMCC and NTI with a certificate executed by an independent certified public accountant as to the [*] and (ii) provide NTI and CMCC with reports of such sales of the Compound in accordance with the provisions of Exhibit D hereof.

9.2 Subject to Article 5.2 hereof, in the event that Merz directly or indirectly supplies and sells bulk Memantine products or finished Products to one or more Marketing Partners or any other third party for any or all Indications governed by this Agreement, the parties shall in good faith negotiate an allocation among Merz, NTI and CMCC of a percentage share of the sales price for such bulk Memantine products or finished Memantine products; provided, however, that the allocation of revenue set forth in Article 9.1 above regarding the sale and supply of Compound to Marketing Partners shall be taken into consideration. Merz shall provide NTI and CMCC with reports of all such sales of bulk Memantine products and/or finished Products in accordance with the provisions of Exhibit D hereof. If the parties fail to reach an agreement on the appropriate allocation of such revenues within a period of sixty (60) days after the date on which such negotiations commenced, any party shall be entitled to institute arbitration proceedings in accordance with Article 18 hereof solely for the purpose of determining the respective percentage share of the sales price of each of the parties.

Article 10 - Further Development and Research

10.1 NTI shall, at its own risk and expense, initiate Phase IIb clinical studies for neuropathic pain. The Phase IIb clinical studies for neuropathic pain shall be initiated by [*]. NTI shall use commercially reasonable efforts to complete such studies for neuropathic pain within approximately [*] after the commencement of the studies; provided, however, that any improvement of any Product developed as a result of such Phase IIb clinical studies for neuropathic pain pursuant to this Article 10.1 shall also be governed by the rights and obligations set forth in this Agreement. In addition, NTI shall at is own risk and expense, initiate and conduct the clinical studies for AIDS related dementia in accordance with the requirements of the AIDS Clinical Trial Group ("ACTG"); provided, however, that any improvement of any Product developed as a result of such clinical studies for AIDS related dementia pursuant to this
Article 10.1 shall also be governed by the rights and obligations set forth in this Agreement. NTI shall inform Merz and CMCC on a regular basis about all such research and development work, including, but not limited to, Phase IIb clinical studies and ACTG studies, and Merz reserves the right to supervise any such further research and development as Merz reasonably deems necessary. Any submission that NTI proposes to make to the Food and Drug Administration with respect to all such research and development work, including, but not limited to, Phase IIb clinical studies and/or the ACTG studies shall be subject to the prior review, comment and approval by Merz. Merz hereby grants to NTI a limited, non-exclusive license to use the Merz Patents, and a limited, non-exclusive sublicense to use the CMCC Patents and any related CMCC Confidential Information licensed to Merz hereunder, if any for the sole and exclusive purpose of conducting such Phase IIb clinical studies and ACTG studies.

10.2 If NTI fails to initiate and conduct either the Phase IIb clinical studies for neuropathic pain and/or AIDS related dementia in accordance with the ACTG studies therefor, CMCC and Merz shall each have the right to terminate this Agreement with respect to NTI with immediate effect in accordance with Articles
17.2 and 17.6 hereof. Upon termination in accordance with this Article 10.2, NTI shall have no further rights under this Agreement; provided, however that Merz' obligation to negotiate in good faith an allocation to NTI of a percentage share of any revenue derived by Merz from the commercialization and marketing of any Products or any derivatives thereof for any new Indication under, and limited to the circumstances set forth in Article 10.11 hereof, shall survive the termination of the Agreement. The relationship between Merz and CMCC shall remain unaffected by such termination, and the terms of this Agreement, to the extent they apply to CMCC and Merz, shall continue to govern the relationship between Merz and CMCC. Merz shall be entitled to retain NTI's percentage share of the Royalty Income and any share of income under Article 8.5.

10.3 In the event that (i) NTI does not initiate or conduct Phase IIb clinical studies for neuropathic pain and AIDS related dementia as set forth in Article
10.1 above; or (ii) NTI completes the Phase IIb clinical studies for neuropathic pain and AIDS related dementia in accordance with the ACTG studies therefor, and the results of such studies warrant further research and development work, including but not limited to Phase III clinical studies for the Indication neuropathic pain, as determined by Merz, Merz shall use its commercially reasonable efforts to cause a Marketing Partner to conduct further research and development of Memantine for the CMCC Indications. If the first Marketing Partner, who is willing to develop the Merz Indication, is not willing to conduct such further research and development of Memantine for the CMCC Indications, Merz shall use its commercially reasonable efforts to identify a second Marketing Partner for the further research and development of the CMCC Indications within [*] after concluding an agreement with the first Marketing Partner, and reach an agreement with such Marketing Partner as soon as practicable thereafter.

10.4 If Merz is unable to reach an agreement with any Marketing Partner within [*] ([*]) months for the CMCC Indications as set forth in Article 10.3 hereof, CMCC shall have the right to seek a Marketing Partner for the CMCC Indications within [*] ([*]) months. Merz will then use commercially reasonable efforts to enter into a sublicense with the Marketing Partner identified by CMCC.

10.5 If neither Merz nor CMCC is able to identify a Marketing Partner for the CMCC Indications as set forth in Articles 10.3 and 10.4 hereof, the Agreement may be terminated in accordance with Article 17 hereof by mutual agreement of CMCC and Merz. If this Agreement is terminated by mutual agreement of Merz and CMCC, Merz shall have no further rights in the CMCC Patents, and neither Merz nor NTI shall have any further obligations with respect to the CMCC Patents and/or the CMCC Indications. CMCC shall be free to conduct further research and development with respect to the CMCC Patents and the CMCC Indications. Upon termination of the Agreement in accordance with this Article 10.5, Merz shall have no further payment obligations of any Royalty Income, down-payments, milestone payments or lump sum payments to CMCC and/or NTI as set forth in
Article 8 hereof, provided, however, that (i) nothing in this Article or in this Agreement shall be construed as to release any of the parties to this Agreement from any obligation, including payment obligations, that matured prior to the effective date of such termination, and (ii) Merz' obligation to negotiate in good faith an allocation to NTI of a percentage share of any revenue derived by Merz from the commercialization and marketing of any Products or any derivatives thereof for any new Indication under, and limited to the circumstances set forth in Article 10.11 hereof, shall survive the termination of the Agreement. If Merz and CMCC jointly decide not to terminate the Agreement, the revenue sharing of all Royalty Income shall be in accordance with Exhibit C, Number 2.

10.6 If further research and development, including clinical studies, with respect to the CMCC Indications present negative results, such as an intolerance of the Products or an inefficiency of the Products for the CMCC Indications, which Merz reasonably determines makes it unlikely that any regulatory agency will grant the approvals required for the marketing, distribution and use of the Products for the CMCC Indications, CMCC or Merz shall have the right to terminate this Agreement upon six (6) months' written notice in accordance with
Article 17.6 hereof; provided, however, that Merz' obligation to negotiate in good faith an allocation to NTI of a percentage share of any revenue derived by Merz from the commercialization and marketing of any Products or any derivatives thereof for any new Indication under, and limited to the circumstances set forth in Article 10.11 hereof, shall survive the termination of the Agreement.

10.7 Subject to Article 10.1 hereof, NTI shall, upon Merz' request, conduct further research and development with respect to the Products for the CMCC Indications if such further research and development is requested by a Marketing Partner for the development and marketing of such Indications at the sole cost and expense of such Marketing Partner.

10.8 Merz shall provide to NTI any data currently in possession of Merz and/or hereinafter developed by Merz on any side effects or other risks to human health and/or safety pertaining to Memantine for use by NTI solely in connection with the research and development activities pursuant to this Agreement. In connection with the research and development work hereunder, NTI shall be authorized to make reference to Merz' IND data. Merz shall provide reasonable technical assistance to NTI, as Merz, in its sole discretion, determines to be necessary for further research and development of the CMCC Indications conducted by NTI in accordance with this Article 10.

10.9 CMCC may, but is not obligated to, conduct further research and development with respect to the Products as they pertain to the CMCC Indications, improving the effectiveness of such Products; provided, however, that any improvement of such Products, to the extent they are within the scope of the CMCC Patents, shall also be governed by the rights and obligations set forth in this Agreement. CMCC shall disclose to Merz and/or its Marketing Partner any information that is known to CMCC Technology Transfer Office on any side effects or other risks to human health and/or safety pertaining to Memantine, which is revealed or developed as a result of such further research and development by CMCC, for use by Merz and/or its Marketing Partner in connection with any and all applications for Food and Drug Administration or any other regulatory approval for the Products. CMCC shall provide Merz with written notice of any such research and development conducted by CMCC with respect to Memantine which is known to the CMCC Technology Transfer Office. CMCC shall also be free to research and develop any other Indications or derivatives of the Products for new Indications which shall not be governed by this Agreement. The parties agree that CMCC shall own all rights, title and interest in and to, or shall be the authorized licensee of the work product resulting from such further research and development with respect to such new Indications and/or any other derivatives of the Products for new Indications and shall be entitled to claim, register, file, prosecute and maintain any applicable Intellectual Property Rights without any restrictions and, subject to Merz' right of first negotiation set forth in
Article 10.10 below, neither Merz nor NTI shall have any rights therein or thereto. Nothing in this Article shall be construed to impose any obligation on CMCC to conduct such further research.

10.10 In the event that CMCC wishes to license its patent rights in Memantine for any such new Indication and/or any other derivative of the Products for new Indications, if any, except as provided in Article 1.2 as it relates to nitrosylating compositions, including nitrosomemantine, Merz shall have a right of first negotiation with respect to such patent rights. CMCC shall notify Merz promptly in writing of its intent to license its patent rights. Merz shall have an exclusive right to negotiate a license for such patent rights for a period of [*] ([*]) calendar days from the receipt of CMCC's notice hereunder. If (i) Merz fails to exercise its right of first negotiation hereunder within this [*] ([*]) days' period, or (ii) the parties cannot agree, despite good faith efforts, on the terms and conditions of such license during the [*] ([*]) days' period, CMCC shall be free to license its patent rights in Memantine for any such new Indication and/or any other derivative of the Products for new Indications to a third party.

10.11 Merz may conduct further research and development with respect to the Merz indications. Merz shall also be free to research and develop any other Indications or derivatives of the Products for new Indications which shall not be governed by this Agreement. The parties agree that Merz shall own all rights, title and interests in and to, or shall be the authorized licensee of the work product resulting from such further research and development with respect to Merz Indications and/or any other derivatives of the Products for new Indications and shall be entitled to claim, register, file, prosecute and maintain any applicable Intellectual Property Rights without any restrictions, and neither CMCC nor NTI shall have any rights therein or thereto; provided, however, that NTI and Merz shall negotiate in good faith an allocation to NTI of a percentage share of any revenue derived by Merz from the commercialization and marketing of any Products or any derivatives thereof for any new Indication developed and marketed by Merz if (i) Merz used NTI Confidential Information provided to Merz by NTI pursuant to this Agreement for the development of the new Indication, and (ii) such NTI Confidential Information was not in the possession of or known to Merz prior to the disclosure by NTI to Merz, and (iii) NTI Confidential Information was an essential and fundamental element for the development of the new Indication, and (iv) it is established by NTI based on NTI's business records that the conditions set forth under (i) and (iii) above are satisfied.

10.12 In furtherance of Merz' rights hereunder, during the term of this Agreement, neither CMCC nor NTI shall enter into any other agreement with any third party regarding the licensing, development, manufacturing, distribution and/or marketing of the Products in the Territory.

10.13 Nothing in this Agreement will limit the right of any of the parties to further research and develop with respect to any products other than the Products, provided that such development activity does not violate any other provision of this Agreement. Nothing in this Agreement shall confer any rights to such independently developed products upon any other party hereto.

Article 11 - Trademarks

11.1 Merz shall have the right to choose, at its sole discretion, the Trademarks under which the Products shall be marketed in the Territory, including without limitation, any Trademark proposed or required by any Marketing Partner hereunder, and Merz shall be the sole owner of such Trademark, unless Merz and its Marketing Partner agree to market the Products under a Trademark owned by the Marketing Partner. CMCC and NTI hereby acknowledge and agree that they shall have no rights whatsoever in or to such Trademarks.

11.2 This Agreement shall, however, not confer any right to any party to use any trademarks of any other party, unless such use is authorized by such party in writing and/or by separate license agreement.

Article 12 - Confidentiality

12.1 Each party acknowledges that in the course of the performance of this Agreement, it may disclose to one or both of the other parties (the "Receiving Party') certain of the first party's Confidential Information. The Receiving Party shall refrain from using or copying any and all of the disclosing party's Confidential Information for any purposes or activities whatsoever, other than those specifically authorized in this Agreement. Except as provided in Article
12.3 below, the Receiving Party shall not disclose any Confidential Information of the disclosing party to any third party, except to those of the Receiving Party's employees, agents, or representatives with a need to know, each of whom shall have executed a reasonable nondisclosure agreement effectively prohibiting the unauthorized use or disclosure of any of the disclosing party's Confidential Information, the terms and conditions of which are no less restrictive than those contained in this Agreement. The Receiving Party shall implement effective security procedures in order to avoid disclosure or misappropriation of the disclosing party's Confidential Information. The Receiving Party shall immediately notify the disclosing party of any unauthorized disclosure or use of any Confidential Information that comes to the Receiving Party's attention and shall take all action that the disclosing party reasonably requests to prevent any further unauthorized use or disclosure thereof. For purposes of this Article 12 the term "Receiving Party" as it pertains to CMCC shall mean the Technology Transfer Office of CMCC. CMCC hereby specifically acknowledges and agrees that
(i) except as specifically provided in the Agreement, Merz has no obligation whatsoever to furnish or disclose any Merz Confidential Information to CMCC;
(ii) any Merz Confidential Information to be disclosed to CMCC hereunder shall be disclosed solely to the Technology Transfer Office of CMCC, (iii) all information provided by Merz to CMCC under the Agreement, including all reports furnished under Article 8.8 hereof and all copies of proposed agreements with
Marketing Partners furnished under Article 16.3 hereof, constitute Merz Confidential Information; and (iv) CMCC's

Technology Transfer Office will not furnish or disclose any such Merz Confidential Information to any other CMCC employee, agent or representative (or any other third party) without the prior written consent of Merz. If Merz discloses any information to any other employee, agent or representative of CMCC, such information shall not be regarded as Confidential Information.

12.2 Each party acknowledges the sensitivity of the business negotiations and the contemplated cooperation and agrees not to use or disclose any Confidential Information, except as reasonably required for the performance of this
Agreement; provided, however, that CMCC and NTI hereby acknowledge that the disclosure by Merz of Confidential Information to one or more of the Marketing Partners may be required for Merz' performance of its obligations hereunder. Furthermore, each party acknowledges that the terms and conditions of this Agreement shall be subject to this Article 12 and shall not be disclosed, except if the performance of this Agreement so requires and subject to Article 5.3 above. Notwithstanding this Article 12.2, NTI shall have the right to disclose certain information relating to this Agreement to third parties; provided, however, that (i) the prior written consent of Merz and CMCC is obtained, which shall not be unreasonably withheld, and (ii) NTI requires the party to whom such Confidential Information is disclosed by NTI with the consent of Merz and NTI not to disclose or misappropriate such Confidential Information.

12.3 The provisions of this Article 12 will not apply, or will cease to apply, to data and information supplied by the disclosing party that (i) was in the Receiving Party's possession prior to receipt from the other party as reflected by files existing at the time of disclosure; (ii) has come into the public domain other than through a breach of confidentiality by the Receiving Party;
(iii) was developed independently by employees of the Receiving Party or by persons who have not had access to the disclosing party's Confidential Information; (iv) was or is lawfully obtained, directly or indirectly, by the Receiving Party from a third party under no obligation of confidentiality; or
(v) is required to be disclosed pursuant to any statutory or regulatory provision, including without any limitation any and all applicable securities laws, court order, or regulatory approval requirement; provided, however, that, with the exception of any regulatory product approval proceedings, the Receiving Party shall be obliged to provide to the disclosing party as much advance notice as reasonably practicable of such statutory or regulatory provision, or court order requiring such disclosure, so that the disclosing party has a reasonable opportunity to obtain a protective order, or to take such other protective measures as necessary, with respect to such data or information. The Receiving Party shall have the burden of establishing the applicability of any of the exceptions set forth in this Article 12.3.

Article 13 - Patent Prosecution

13.1 Merz shall during the term of this Agreement apply for, seek prompt issuance of, and maintain Merz Patents as set forth in Exhibit B. The other parties shall, upon reasonable request by Merz, cooperate with Merz in the filing, registration, prosecution and maintenance of the patent rights.

13.2 CMCC shall take reasonable actions to maintain all of the CMCC Patents during the term of this Agreement. Merz shall reimburse CMCC for all fees and costs relating to the filing, prosecution and maintenance of the CMCC Patents, as specified in Exhibit A hereto, incurred after the date of this Agreement, unless any of those CMCC Patents have also been licensed to another Person for an Indication not covered by this Agreement, in which case, Merz shall reimburse CMCC for one-half of the costs relating to the filing, prosecution and maintenance of such CMCC Patents. CMCC shall provide to Merz an itemized invoice of all such fees and costs, and Merz shall pay to CMCC all amounts due under such invoice within thirty (30) business days after receipt of such invoice.

13.3 If CMCC elects to apply for and seek registration of any CMCC Patents in any particular jurisdiction, where that CMCC Patent is not registered as of the Effective Date, CMCC shall notify Merz in writing of such intention immediately. Merz shall then have the option to reimburse CMCC for all fees and costs relating to the filing, prosecution and maintenance of that CMCC Patent in that jurisdiction, unless any of those patent rights are also licensed to a licensee which is not party to this Agreement for an Indication not covered by this Agreement, in which case, Merz' obligation, if it elects to exercise its option under this Article 13.3, shall be to reimburse CMCC for one-half of the costs relating to the filing, prosecution and maintenance of such CMCC Patent. CMCC shall be required to provide to Merz an itemized invoice of all such fees and Merz shall pay to CMCC all amounts due under said invoice within thirty (30) business days of the receipt of such invoice. If Merz elects not to reimburse CMCC for the fees and costs for the filing, prosecution and maintenance of any CMCC Patent in a particular jurisdiction, CMCC shall be free to license the patent right in question to another party with respect to such jurisdiction and Merz shall have no further rights with respect to that CMCC Patent in that jurisdiction. Upon request by Merz, and at Merz' sole cost and expense, CMCC shall apply for and seek prompt registration of any CMCC Patent in any particular jurisdiction.

13.4 Merz will cause its Marketing Partner to mark any Products sold in the United States with all applicable United States patent numbers, and any Products sold in any other country shall be marked by the respective Marketing Partner in accordance with the patent laws and practices of that country.

Article 14 - Infringement

14.1 Subject to Article 13.3 hereof, NTI and Merz shall render to CMCC all reasonable assistance as may be required to preserve the validity and enforceability of the CMCC Patents in the Territory. NTI and Merz shall promptly notify CMCC in writing (i) of any and all infringements, imitations, illegal use, misuse, or misappropriation, by any third party of the CMCC Patents which come to their attention, and (ii) of any claims or objections that Merz and/or NTI's use of the CMCC Patents hereunder may or will infringe the copyrights, patents, designs, trademarks or other proprietary rights of any other third party. CMCC as the owner or authorized licensee of the CMCC Patents, shall be responsible for taking any action or initiating any proceedings which CMCC, in its sole discretion, determines to be necessary or appropriate to prevent any infringement of the CMCC Patents, and NTI and Merz shall provide CMCC with such assistance as may be reasonably requested in connection with any such action or proceeding.

14.2 If CMCC fails to or decides not to take any action or to initiate proceedings necessary to prevent the infringement of the CMCC Patents within sixty (60) days after written notice of such infringement, Merz shall have the right to take such action or to initiate such proceedings to enforce and/or defend the CMCC Patents. In the event that Merz undertakes the enforcement and/or the defense of the CMCC Patents by litigation, Merz may withhold the one-half of the payments otherwise due to CMCC under Article 8 hereof and apply the same toward reimbursement of Merz' expenses, including reasonable attorney's fees, in connection therewith. Subject to these set-off rights of Merz to recover costs and expenses of the infringement litigation, any damages recovered by Merz in such litigation will be allocated among the parties in accordance with the percentage share of the Royalty Income as set forth in Exhibit C hereto.

14.3 NTI and CMCC shall render to Merz all reasonable assistance as may be required to preserve the validity and enforceability of Merz' rights, title and interests in and to the Merz Patents or other Intellectual Property Rights in its Products. NTI and CMCC agree that they shall promptly notify Merz in writing
(i) of any and all infringements, imitations, illegal use, misuse, or misappropriation, by any third party of the Merz Patents or other Intellectual Property Rights which come to its attention, and (ii) of any claims or objections that any use of the Merz Patents or other Intellectual Property Rights, if any, may or will infringe the copyrights, patents, designs, trademarks or other proprietary rights of any other third party. Merz as the owner or authorized licensee of the Merz Patents or other Intellectual Property Rights, shall be responsible for taking any action or initiating any proceedings which Merz, in its sole discretion, determines to be necessary or appropriate to prevent any infringement the Merz Patents and/or other Intellectual Property Rights, and NTI and CMCC shall provide Merz with such assistance as may be reasonably requested by Merz in connection with any such action or proceeding.

Article 15 - Indemnification

15.1 Merz hereby warrants and represents that, to the best of its knowledge, Merz owns the Merz Patents, and that the patents are in full force and effect. Merz further warrants and represents that, to the best of Merz' knowledge the Merz Patents as listed in Exhibit B do not conflict with or infringe any third party's intellectual property rights, and Merz has no knowledge of any pending or threatened claims of infringement and has not received any notice of any claim of infringement by any third party with respect to the Merz Patents.

15.2 If a third Person asserts a claim or institutes legal proceedings against Merz in connection with any claim arising under the laws of any country within the Territory that the use, manufacturing, sale or distribution by Merz or the Marketing Partner of the Products for the CMCC Indications in accordance with this Agreement constitutes an infringement of any intellectual property rights of any other Person that claim Memantine or any adamantan derivative for the CMCC Indications, Merz shall be entitled to set off against any payments due to CMCC under this Agreement any damages, costs and expenses, including reasonable attorney fees, incurred by Merz in connection with the investigation, defense, settlement and/or discharge of such claim or legal proceedings, or any other payments made by Merz to such third party as a result of such claim or legal proceeding or the resolution thereof.

15.3 Merz will defend, indemnify and hold harmless CMCC and/or NTI and their respective officers, directors, shareholders, employees, agents and representatives, against any claims, damages, liabilities, costs and expenses, including reasonable attorney fees, arising out of or in connection with: (i) the performance or use of Products as they pertain to the Merz Indication by any Person; (ii) information supplied by Merz to any third party regarding the capabilities, performance, or use of the Products for the Merz Indication; (iii) any representation made by Merz that CMCC and/or NTI has endorsed, warranted, or guaranteed the Products for the Merz Indication without the specific, prior written consent of CMCC and/or NTI as the case may be; or (iv) any claim arising under the laws of any jurisdiction within the Territory that the use of the Products for the Merz Indication constitutes an infringement of any intellectual property rights of any Person. The foregoing indemnification obligation is contingent upon CMCC's and/or NTI's compliance with the following: (a) CMCC and/or NTI promptly notifies Merz in writing of such claim, suit or proceeding, or threat thereof; and (b) CMCC and/or NTI gives Merz information, assistance, and sole authority to investigate, defend, settle and/or discharge any such claim, suit or proceeding.

15.4 OTHER THAN THE WARRANTIES SET FORTH IN THIS AGREEMENT, THE PARTIES MAKE NO WARRANTIES, EXPRESS OR IMPLIED INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY

OR ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY PATENT, TRADEMARK, TRADE SECRET, TANGIBLE RESEARCH PROPERTY, INFORMATION OR DATA LICENSED OR OTHERWISE PROVIDED TO THE OTHER PARTIES HEREUNDER AND ALL SUCH IMPLIED WARRANTIES ARE HEREBY DISCLAIMED AND EXCLUDED.

Article 16 - Liability

16.1 NTI will defend, indemnify and hold harmless CMCC, Merz and their respective officers, directors, shareholders, employees, agents and representatives, against any claims, damages, liabilities, costs and expenses, including reasonable attorney fees, arising out of or in connection with any liability under applicable product liability laws for any injuries and/or damages caused by any use or testing of any Product by, for, on behalf of, or at the direction of, NTI, prior to the Effective Date as well as during the Phase IIb clinical studies and any other research and development work conducted by NTI pursuant to Articles 10.1 and/or 10.7 of this Agreement after the Effective Date, for the CMCC Indications; provided, however, that NTI shall have no obligation to defend, indemnify or hold Merz and/or CMCC harmless for claims arising out of any negligent activities, reckless misconduct or intentional misconduct of Merz or CMCC respectively, their officers, directors, shareholders, employees, agents or representatives, as the case may be. NTI shall maintain at all times product liability insurance coverage of at least US $[*]. Merz and CMCC shall be named as additional insured in such product liability insurance. NTI's indemnification and insurance obligations provided under this Article 16.1 shall survive the term of the Agreement for a period of at least ten (10) years.

16.2 Merz will defend, indemnify and hold harmless CMCC, and/or NTI and their officers, directors, shareholders, employees, agents and representatives, against all claims, damages, liabilities, costs and expenses, including reasonable attorney fees, arising out of, or in connection with, any liability under applicable product liability laws for any injuries and/or damages caused by the use or testing of any Product by, for, on behalf of, or at the direction of, Merz, prior to the Effective Date, for the Merz Indication; provided, however, that Merz will not defend, indemnify or hold CMCC and/or NTI harmless for claims arising out of any negligent activities, reckless misconduct or intentional misconduct on the part of CMCC or NTI respectively, or their officers, directors, shareholders, employees, agents or representatives as the case may be.

16.3 Merz shall cause each Marketing Partner to indemnify, defend and hold harmless Merz, NTI, CMCC and their respective corporate affiliates, their respective current or future directors, trustees, officers, employees, medical and professional staff, employees, students and agents, and their respective successors (the "Indemnitees") against any liability, damage, loss or expense (including reasonable attorney's fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments arising out of any theory of product liability (including, but not limited to, actions in the form of tort, warranty or strict liability), concerning any Product used or distributed by that Marketing Partner pursuant to any marketing, development and licensing agreement entered into with such Marketing Partner as provided in this Agreement. Merz shall provide CMCC with a copy of the proposed agreement with the Marketing Partner for the sole purpose of enabling CMCC to verify that the proposed agreement with the Marketing Partner conforms to the indemnification and insurance requirements set forth in Articles 16.3, 16.4, 16.5 and 16.6 hereof.

16.4 Merz shall cause each Marketing Partner, at the Marketing Partner's sole cost and expense, to procure and maintain commercial general liability insurance, commencing at the time any Product is being commercially distributed or sold by that Marketing Partner or any of its affiliates, in amounts not less than $[*] per incident and $[*] annual aggregate. Merz shall cause that Marketing Partner to name the Indemnitees as additional insureds. Such commercial general liability insurance shall provide (i) product liability coverage and (ii) contractual liability coverage for the indemnification of the Indemnitees. If the Marketing Partner elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $[*] annual aggregate), such self insurance program must be acceptable to CMCC and the Risk Management Foundation of the Harvard Medical Institutions, Inc. The minimum amount of insurance coverage required under this Article 16.4 shall not be construed to create a limit of the Marketing Partner's liability with respect to the Indemnitees' indemnification under this Article.

16.5 Merz shall cause each such Marketing Partner hereunder to maintain such commercial general liability insurance as provided under Article 16.4 hereof during the period that any Product is commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by that Marketing Partner and for a reasonable period thereafter, which shall not be less than fifteen (15) years.

16.6 Merz shall cause each such Marketing Partner to provide CMCC and NTI with written evidence of such insurance as required under Article 16.4 hereof upon request of CMCC and/or NTI. Merz shall cause each such Marketing Partner to provide Merz with written notice at least thirty (30) days prior to the cancellation, non-renewal or material change in such insurance, and Merz shall so notify CMCC and NTI immediately. If the Marketing Partner or Merz does not obtain replacement insurance providing comparable coverage within ninety (90) days' period, CMCC shall have the right to terminate this Agreement effective at the end of such ninety (90) days' period without notice of any additional waiting periods and thereafter CMCC shall have no further rights or obligations hereunder, except obligations that have accrued prior to the date of such one ninety (90) days' period.

16.7 If Merz manufactures and sells the Compound, the bulk products or the finished products as provided for in Article 9 of this Agreement to one or more Marketing Partners for use in the manufacture of the CMCC Indications, Merz will

         (i) procure and maintain commercial general liability in accordance with Article 16.4 hereof; and

         (ii) indemnify, defend and hold harmless, NTI, CMCC and their respective corporate affiliates, their respective current or future directors, trustees, officers, employees, medical and professional staff, employees, students and agents, and their respective successors (the "Indemnitees") against any liability, damage, loss or expense (including reasonable attorney's fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments arising out of any theory of product liability (including, but not limited to, actions in the form of tort, warranty or strict liability), concerning the Compound, the bulk products or the finished products used or distributed by the Marketing Partner pursuant to any marketing, development and licensing agreement entered into with such Marketing Partner as provided in this Agreement.

16.8 The provisions set forth in this Article 16 shall survive termination of this Agreement.

16.9 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NO PARTY WILL BE LIABLE TO EITHER OF THE OTHER PARTIES FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL, OR INDIRECT DAMAGES, WHETHER BASED ON CONTRACT OR TORT, AND WHETHER OR NOT THE PARTY WAS AWARE THAT SUCH DAMAGES MAY BE CAUSED. THIS LIMITATION OF LIABILITY SHALL NOT APPLY TO ANY DAMAGES INTENTIONALLY CAUSED BY ANY PARTY HERETO.

Article 17 - Term and Termination

17.1 The Agreement shall commence on the Effective Date and shall remain in effect in each country where the Products are licensed to and marketed by a Marketing Partner under this Agreement until the later of ten (10) years from the First Commercial Sale of a Product in that country or the last to expire patent covering the Products in that country, or until terminated in accordance with this Article 17 as set forth below.

17.2 In the event that any party hereto commits any material breach of any of its obligations under this Agreement, any of the other parties may provide such breaching party with a written notice demanding the cure of such breach within thirty (30) days, or if the breach cannot reasonably be cured within thirty (30) days, require the breaching party to initiate reasonable efforts to cure such breach as soon as reasonably practicable thereafter. Subject to Articles 17.4 and 17.5 hereof, any of the non-breaching parties may terminate this Agreement should the breaching party fail to cure the material breach or initiate reasonable efforts to cure such breach within such thirty (30) days period. Termination for a material breach under this Article
17.2 shall be in addition and not in lieu of any other remedies, including but not limited to the right to recover damages, the terminating party may have against the breaching party.

17.3 Subject to Articles 17.4 and 17.5 hereof, any one of the parties may terminate this Agreement with immediate effect, upon the dissolution, insolvency or bankruptcy of any other party and/or the appointment of a trustee or receiver in bankruptcy for such other party.

17.4 Except when this Agreement is terminated as to one party only, upon termination of this Agreement for any reason, all rights and obligations under this Agreement will immediately cease except as otherwise specifically provided or required under this Agreement; provided, however, that termination of this Agreement for whatever reason shall not have the effect of releasing any of the parties from any obligation that matured prior to the effective date of such termination. Each party will promptly cease all use of, and will, at another party's discretion, either destroy or return to that other party all Confidential Information of such other party.

17.5 In the event that (i) NTI terminates the Agreement, or (ii) either CMCC or Merz terminates the Agreement due to NTI's bankruptcy, dissolution or insolvency, or due to a material breach of this Agreement by NTI, the relationship between CMCC and Merz shall remain unaffected by such termination, and the terms of this Agreement, to the extent they apply to the relationship between Merz and CMCC, shall continue to govern such relationship, unless CMCC and/or Merz also elect to terminate their relationship pursuant to this Article 17.

17.6 Notwithstanding any provision to the contrary, Articles 12, 13, 14, 15, 16 and this Article 17 will survive termination of this Agreement.

Article 18 - Choice of Law and Dispute Resolution

18.1 This Agreement, and any disputes arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding its rules governing conflicts of laws.

18.2 Subject to Article 18.7 below, any disputes, claims and controversies arising out of or in connection with the Agreement, including any questions regarding its existence, validity, performance, interpretation, construction, breach or termination, shall be referred to and finally resolved by binding arbitration under the commercial arbitration rules of the

American Arbitration Association ("AAA") in effect as of the Effective Date of this Agreement; provided, however, that no arbitration with respect to any claim, dispute or controversy arising out of or in connection with or relating to this Agreement or the breach or alleged breach thereof shall take place until the following procedure has been satisfied.

18.3 A senior officer from each party will meet at a mutually agreed upon location and time within twenty (20) business days after receipt of notice from either party to review any dispute with respect to the interpretation of any provision of this Agreement or with respect to the performance by either party under this Agreement. They will discuss the problems and/or negotiate in an effort to resolve the disagreement or negotiate an acceptable interpretation or revision of the applicable portion of this Agreement mutually agreeable to both parties, without the necessity of formal procedures relating thereto. During the course of such negotiation, the parties will reasonably cooperate and provide information so that each of the parties may be fully informed with respect to the issues in dispute. The institution of arbitration to resolve the disagreement may occur only after the earlier of: (i) the senior officers mutually agree that resolution of the disagreement through continued negotiation is not likely to occur, or (ii) thirty (30) business days after such initial meeting between such senior officers.

18.4 All arbitration proceedings, shall be conducted in English and a transcribed record shall be prepared in English. The arbitration proceedings shall take place in the City of New York. The arbitration shall be conducted by three arbitrators. If the dispute lies between CMCC and Merz, CMCC and Merz shall choose one (1) arbitrator each within ten (10) business days of receipt of notice of the intent to arbitrate. If the dispute lies between NTI and Merz, NTI and Merz shall choose one (1) arbitrator each within ten (10) business days of receipt of notice of the intent to arbitrate. The third arbitrator shall be appointed by mutual agreement of the first two arbitrators. If no arbitrator is appointed by CMCC or Merz within the times herein provided or any extension of time which is mutually agreed upon, the AAA shall make such appointment within five (5) business days of such failure. If the issues in dispute involve scientific matters, any arbitrator chosen hereunder shall have educational training and/or experience sufficient to demonstrate a reasonable level of relevant scientific knowledge.

18.5 Such arbitration shall be concluded, including the receipt by the parties of a final decision, no later than sixty (60) calendar days after the date of appointment, and such arbitration shall be binding on all parties and shall constitute the final resolution of such dispute. No party shall commence any action against another to resolve such dispute in any court except to confirm and enforce such an arbitrator's award.

18.6 The arbitrators shall (i) interpret and construe this Agreement in accordance with, and shall be bound by, the laws of the State of New York, excluding its conflict of laws provisions; and (ii) establish and enforce appropriate rules to ensure that the proceedings, including the decision, be kept confidential and that all Confidential Information of the parties be kept confidential and be used for no purpose other than the arbitration. The decision and award rendered by the arbitrator may include costs of arbitration, reasonable attorneys' fees and reasonable costs for expert and other witnesses. Any judgment on such award may be entered in any court of competent jurisdiction. The arbitrators shall state in writing the basis for their decision and award and describe with particularity the provisions of the Agreement and the legal basis on which such decision and award is founded.

18.7 Notwithstanding anything herein to the contrary, the parties reserve all rights with respect to seeking a temporary restraining order, preliminary injunctive relief or other injunctive relief for the unauthorized disclosure or use of Confidential Information or the misappropriation or infringement of Intellectual Property Rights, or other pre-judgment or equitable relief, and any party may apply to any court of competent jurisdiction for such relief without breach of this Agreement. Each party acknowledges and agrees that, due to the unique nature of this cooperation, the Intellectual Property Rights of the parties and the Confidential Information exchanged between the parties, each party will suffer irreparable injury and harm from any breach of the confidentiality obligations under this Agreement and/or any misappropriation or infringement of such party's Intellectual Property Rights. Therefore, upon any such breach, misappropriation or infringement, and prior to the arbitrator's final decision under Article 18.6 hereof, the non-breaching party shall be entitled to appropriate equitable relief in courts or arbitration, in addition to whatever remedies it might have at law or under this Agreement.

Article 19 - General Provisions

19.1 Except as otherwise provided for in this Agreement, including the sublicensing by Merz of rights and obligations to one or more Marketing Partners hereunder, no party shall have the right or power to assign, delegate, or transfer this Agreement, directly or indirectly, by operation of law or otherwise, without the prior written consent of the other party. Any such attempted assignment shall be null and void. The parties hereby acknowledge that the obligations under this Agreement are specific in nature to the parties and shall not be delegated to any third party other than wholly owned subsidiaries of the parties. Notwithstanding this Article 19.1, no prior written consent of CMCC and/or NTI shall be required for Merz to assign, delegate, or transfer this Agreement, directly or indirectly, by operation of law or otherwise, to any wholly owned subsidiaries, other affiliates of Merz or any successors in interest to the whole or part of Merz' business. Notwithstanding this Article 19.1, no prior written consent of CMCC and/or Merz shall be required for NTI to assign and transfer its rights under this Agreement to any other Person; provided, however, that NTI shall inform CMCC and Merz promptly of its intent to assign and/or transfer its rights under the Agreement. In the event that NTI proposes to assign its rights under the Agreement, by acquisition or otherwise, to a direct competitor of Merz, NTI's right to assign its rights under this Agreement shall be conditioned upon (i) NTI's written agreement not to disclose any of the Merz Confidential Information to that competitor; (ii) NTI's return to Merz of all copies of all Merz Confidential Information prior to closing of the acquisition or any other act assigning and transferring NTI's rights hereunder; and (iii) NTI confirming, in a written certificate signed by an officer of NTI, that all such Merz Confidential Information has been returned to Merz. NTI shall also be free to delegate, transfer and/or subcontract its obligations with respect to any research and development obligations set forth in Article 10 hereof to any other Person; provided, however, that (i) Merz' prior written consent to such delegation, transfer and/or subcontracting shall be required, and (ii) none of Merz' Confidential Information shall be disclosed to such other Person without Merz' prior written consent.

19.2 Any notices, reports, or other communications between the parties pursuant to this Agreement will be in writing and will be sent by hand delivery, facsimile, international air courier, or first-class mail, postage prepaid to the address for notice written below.

     Notice to Merz:                           Notice to NTI:

     Merz + Co. GmbH & Co.                     Neurobiological Technologies Inc.
     Attention: Friedhelm Klingenburg          Attention: Paul E. Freiman
     Eckenheimer Landstrase 100-104            1387 Marina Way South
     60318 Frankfurt a.M.                      Richmond, CA 94804
     Germany                                   USA

     Facsimile: (49) 69-1503-400               Facsimile: (1) 510-215-8100


     Notice to CMCC:

     Children's Medical Center Corporation
     Attention: Donald P. Lombardi
     300 Longwood Avenue
     Boston, Massachusetts
     U.S.A.

     Facsimile:  (1) 617-232-7485

19.3 In the event that any provision of this Agreement shall be held to be unenforceable, illegal or invalid, such provision shall in good faith be re-negotiated to be enforceable and shall reflect as closely as possible the intent of the original provision of this Agreement.

Such   invalidity,   illegality  or   unenforceability   shall  not  affect  the
enforceability of the remainder of the Agreement.


19.4 Nonperformance by any party shall be excused to the extent that performance is rendered impossible by war, rebellion, civil unrest, strike, lockout, labor troubles, fire, flood, earthquake, adverse weather conditions, governmental acts or orders or restrictions, failure of supplies, or any other reason when failure to perform is beyond the control and not caused by the negligence of the non-performing party.

19.5 The parties shall, at all times and at their own expense, strictly comply with all applicable laws, rules, regulations and governmental orders of all countries within the Territory, including Germany and the United States, now or hereafter in effect, relating to their performance of this Agreement. The parties specifically acknowledge that the Products and Confidential Information supplied under this Agreement may be subject to U.S. Export Administration Regulations, and, as such, may not be exported, re-exported, transferred or diverted in violation of the U.S. Export Administration Regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by Merz that Merz shall not export such data or commodities to certain foreign countries without prior approval of such agency.

19.6 Subject to Article 5.3 above, Merz shall not use the name of CMCC or the name of any of their respective corporate affiliates or employees, not any adaptation thereof, in any advertising, promotional or sales literature without prior written consent obtained from CMCC in each case, except that Merz may state that it is licensed by CMCC under one or more of the patents and/or applications comprising the CMCC Patents governed by this Agreement, and Merz may comply with disclosure requirements of all applicable laws, including, but not limited to, United States and state security laws.

19.7 This Agreement, including any Exhibits, which are incorporated herein by reference, is the entire agreement of the parties and supersedes any prior agreements between them, including, but not limited to, the Exclusive License Agreement between CMCC and NTI. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing and signed by an authorized representative of each party.

IN  WITNESS   WHEREOF,   the   parties   have  caused   their  duly   authorized
representatives to execute this Agreement:

Merz + Co GmbH & Co.


Date: April 17, 1998                        Date: April 16, 1998
      -----------------------------------         ------------------------------

By: Jochen Huckmann /s/                     By: Friedhelm Klingenburg /s/
    -------------------------------------       --------------------------------

Name: Dr. Jochen Huckmann                   Name: Friedhelm Klingenburg

Title: President                            Title: Executive Director Corporate
                                                   Development

Children's Medical Center Corporation

Date: April 16, 1998
      -----------------------------------------
By:   William New /s/
      -----------------------------------------

Name: William New
      -----------------------------------------

Title: VP, Research Administration
       ----------------------------------------


Neurobiological Technologies Inc.

Date:        April 16, 1998
      -----------------------------------------

By:          Paul E. Freiman /s/
      -----------------------------------------

Name:        Paul E. Feiman
      -----------------------------------------

Title:       President and CEO
      -----------------------------------------

                                    EXHIBIT A

                                  CMCC Patents


[*]

                                                       EXHIBIT B

                                                      Merz Patents

------------------------------- ---------------------------- ---------------------------- ----------------------------
       Designated State             Date of Application              Patent No.                     Issued

------------------------------- ---------------------------- ---------------------------- ----------------------------
           [*]                             [*]                          [*]                          [*]

------------------------------- ---------------------------- ---------------------------- ----------------------------
           [*]                             [*]                          [*]                          [*]

------------------------------- ---------------------------- ---------------------------- ----------------------------

                                    EXHIBIT C

                            Royalty Income Splitting

1. If a Marketing Partner develops and markets Memantine for the (i) Merz Indication, and (ii) CMCC Indications in the Territory in which CMCC has obtained patent protection, the parties will be entitled to the following percentage shares of the Royalty Income:


INDICATION                 MERZ               NTI                CCMC
Merz Indication*           [*]%               [*]%,**            [*]%,**
CMCC Indications*,         [*]%               [*]%,**            [*]%,**
***

*  Fee split is limited to the licensing of Products in the Territory.

** In territories where CMCC has not obtained any patent protection for the CMCC Indications, NTI and CMCC will be entitled jointly to [*]% of the Royalty Income derived from the licensing of Merz' rights to the development and marketing of Memantine for the Merz Indication in such territory. NTI shall be entitled to [*]% of such Royalty Income and CMCC shall be entitled to [*]% of such Royalty Income.

*** In territories where Merz (i) has entered into marketing arrangements, license agreements and/or has business plans for the marketing, licensing and commercial exploitation of the Products for the Merz Indication as set forth in
Article 5.2 above, and (ii) also enters into an agreement with a Marketing Partner for the marketing, licensing and/or commercial exploitation of the CMCC Indications, Merz shall be entitled to [*]% of the resulting Royalty Income pertaining to the CMCC Indications. In such event, NTI shall be entitled to [*]% and CMCC shall be entitled to [*]% of the Royalty Income for the CMCC Indication. As set forth in Article 5.2 of this Agreement, Merz shall have no obligation whatsoever to NTI and/or CMCC, including the sharing of Royalty Income, down-payments, lump-sum payments and/or milestone payments, with respect to any such marketing, licensing or commercial exploitation of Products for the Merz Indication in any of the countries listed in Article 5.2.

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


2. If no Marketing Partner is willing to develop the CMCC Indications, the parties will be entitled to the following percentage shares of the Royalty
Income:

INDICATION               MERZ                 NTI               CMCC
Merz Indication*         [*]%                 [*]%**            [*]%**
***


*  Fee split is limited to the licensing of Products in the Territory.

** In territories where CMCC has not obtained any patent protection for the CMCC Indications, NTI and CMCC will be entitled jointly to [*]% of the Royalty Income derived from the licensing of Merz' rights to the development and marketing of Memantine for the Merz Indication in such territory. NTI shall be entitled to [*]% of such Royalty Income and CMCC shall be entitled to [*]% of such Royalty Income.

*** In territories where Merz has entered into marketing arrangements, license agreements and/or has business plans for the marketing, licensing and commercial exploitation of the Products for the Merz Indication as set forth in Article 5.2 above, Merz shall have no obligation whatsoever to NTI and/or CMCC, including the sharing of Royalty Income, down-payments, lump-sum payments and/or milestone payments which are attributable or allocable to one or more countries listed in
Article 5.2 and Exhibit F hereto, with respect to any such marketing, licensing or commercial exploitation of Products for the Merz Indication in any of the countries listed in Article 5.2 and Exhibit F hereto.


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


                                    EXHIBIT D
                                     Reports

The quarterly  reports to be provided by Merz to CMCC and NTI in accordance with
Article 8.8 shall contain the following information:

1.   Names and addresses of Marketing Partners;

2. Copies of any new marketing, development and licensing agreements entered into by Merz with Marketing Partner(s) during the calendar quarter; Merz shall, however, be authorized to delete any Confidential Information from such agreement;

3. Royalty Income due under license, development and marketing agreement with Marketing Partner;

4. Down-payments, lump-sum payments, milestone-payments due under license, development and marketing agreement with Marketing Partner;

5. Royalty Income received by Merz from Marketing Partners under license, development and marketing agreement with Marketing Partner;

6. Down-payments, lump-sum payments, milestone-payments received by Merz from Marketing Partners under license, development and marketing agreement with Marketing Partner; and

7. Amount and price of Compound, bulk Memantine products and/or finished Products, if any, sold to Marketing Partner.


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

                                    EXHIBIT E

             Interaction and Communication between Merz and Allergan

1. Merz agrees to establish a Scientific Management Committee (hereinafter referred to as "SMC") to allow Merz and Allergan to communicate with one another and/or receive information from one another concerning the commercial development of the CMCC Patents. The SMC shall consist of four members, two appointed by Merz and two appointed by Allergan. The Chairperson of the SMC shall be appointed alternatively from the representatives of Merz or Allergan respectively and shall hold that position for one year. Merz shall appoint the first Chairperson. CMCC and the Massachusetts Eye and Ear Infirmary shall each have the right to select a representative to participate in the SMC as an observer. The SMC will meet as soon as reasonably possible following the execution of this Agreement. The SMC shall meet, thereafter, at six (6) month intervals, or as otherwise agreed between Merz and Allergan to communicate progress on research activities and to review and recommend possible research projects for joint sponsorship and funding. Minutes of these meetings shall be taken and distributed to Merz, CMCC, and Allergan as a formal record of the proceedings and actions, if any.

2. All data and information generated by Merz' research and development activities with respect to the CMCC Patents shall remain the exclusive property of Merz and all data and information generated by Allergan's research and development activities with respect to the CMCC Patents shall remain the exclusive property of Allergan. Neither Merz nor Allergan shall have the right to use the other's data and information for any purpose without the prior written permission from the other. To the extent that Merz and Allergan agree to cosponsor and co-fund certain research activities during their development of the CMCC Patents, both parties shall jointly own the resulting data and information and shall both have the right to use the data and information as they see fit. Notwithstanding the above, Merz and Allergan shall communicate to one another how they intend to use such joint data and information through the SMC, and the SMC shall coordinate the use, and the timing of the use, of such joint data and information by both Merz and Allergan, to ensure that neither one is unfairly disadvantaged by such use.

3. Merz and CMCC acknowledge that Merz and Allergan may develop, market and sell the same dosage form and strength of the same Products for different Indications. It is CMCC's intent that both, Merz and Allergan, focus on their licensed Field of Use. However, if significant sales of either Merz or Allergan can be shown to have been made for Indications within the other party's Field of Use, a rebate to compensate the other party will be provided by the party receiving the profits from said sales in the other party's Field of Use. Such a rebate, if any, shall be determined based upon the sales made by Merz or Allergan respectively and the percent of prescriptions attributed to Indications and/or the appropriate prescribers within the respective Field of Use as measured by

NDTI, PDDA, or other agreed upon prescription audit. Such rebate shall be equal to the profit the other party would have received if it had made the sale in its Field of Use but shall not exceed the profit actually realized by the party making the sale. For purposes of this Exhibit E, the term "Field of Use" shall mean the treatment and diagnosis of diseases and conditions in humans governed by the CMCC Patents licensed to Merz hereunder or licensed to Allergan under the license agreement between CMCC and Allergan.

4. CMCC will grant or cause Allergan to grant a right of first refusal to Merz to obtain an exclusive royalty-bearing license outside Allergan's Field of Use to make, have made, use, and sell any pharmaceutical composition covered under the CMCC Patents that is discovered by Allergan during the term of this Agreement.

5. Merz agrees that Merz will grant a right of first refusal to Allergan to obtain an exclusive royalty-bearing license within Allergan's Field of Use to make, have made, use, and sell any pharmaceutical composition covered under the CMCC Patents that is discovered by Merz during the term of this Agreement.

6. The provisions of this Exhibit E may be changed only with the mutual consent of Licensee, Allergan, and CMCC. CMCC shall not unreasonably withhold or delay consent to any change agreed to by Merz and Allergan.


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

                                    EXHIBIT F

                 List of other countries relating to article 5.2

Country                            Contract
[*]                                [*]
16 April 1998



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